Exhibit 99.1

For Release: Wednesday, October 1, 10:30 a.m. EDT

GM Outlines Strategic Plan

MILFORD, Mich. - General Motors Co. (NYSE: GM) CEO Mary Barra and her executive leadership team outlined the company’s customer-focused strategic plan to become the most valued automotive company at a conference for investors and financial analysts held today at the company’s Milford Proving Ground.
“In the nine months that this leadership team has been together, we have spent a significant amount of time setting our goals for the future of GM and developing a specific action plan,” Barra said. “Our strategic plan is a pathway to earn customers for life and create significant shareholder value in the process. Every chance to connect with customers is an opportunity to build a stronger relationship.”
GM’s strategic plan includes several major initiatives that the company anticipates will help it achieve 9- to 10-percent margins on an EBIT-adjusted basis by early next decade.

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Lead in Product and Technology: In 2015, about 27 percent of GM’s global sales volume is expected to come from products new or refreshed within 18 months. That figure is expected to rise to 38 percent in 2016 and 2017, and reach 47 percent in 2019.

During the same time frame, GM plans to execute the world’s largest automotive deployment of 4G LTE high-speed mobile broadband, introduce vehicle-to-vehicle connectivity in the 2017 Cadillac CTS and launch a highly-automated driving technology currently called Super Cruise, which allows for extended periods of hands-free driving on highways.

GM has also developed an innovative Mixed Material Body Structure that uses GM-patented welding technology and a combination of steel and aluminum stampings, castings and extrusions to deliver designs that are lightweight, use 20 percent fewer parts, have class-leading torsional stiffness and exhibit superior noise and vibration characteristics.

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Grow Cadillac: GM is establishing its flagship brand as a separate business unit headquartered in New York City to pursue growth opportunities in the luxury market with more focus and clarity. Cadillac expects to introduce four new vehicles in North America in 2015, including the recently announced CT6. In addition, Cadillac plans to introduce nine new models in the next five years in China, which is expected to become the world’s largest luxury car market later this decade.

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Continue Growing in China: GM’s joint ventures in China are planning to invest $14 billion from 2014 through 2018 to open five new vehicle- manufacturing plants and support sales of just under 5 million vehicles annually. In the same time frame, GM expects to launch 60 new or refreshed vehicles, including nine new sport utility vehicles.

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Continue Growing GM Financial: GM Financial, which has seen its earning assets grow from $8.7 billion in 2010 to $37 billion today, continues to invest to support the sale of new GM cars, trucks and crossovers around the world. GM Financial has sharply increased the number of GM customers it serves in the United

States, Canada, South America and Europe. Later this year, GM Financial expects to enter the growing Chinese market.

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Deliver Core Operating Efficiencies: GM’s strategy to improve relationships with suppliers, derive more global volume from fewer vehicle architectures and lower enterprise costs for material and logistics is expected to deliver significantly better variable margins on upcoming high-volume product launches, including the Opel/Vauxhall Corsa and Astra in Europe, and the Chevrolet Cruze and Malibu in North America. By 2020, the company expects that about 99 percent of global production will be on core architectures.

Mid-decade Financial Targets
During the meeting, GM also reaffirmed the company’s previously announced near-term financial targets:

•	In North America, the company expects to achieve EBIT-adjusted margins of 10 percent in 2016.

•	In Europe, the company expects to return to profitability in 2016.

•	In China, the company expects that its joint ventures will maintain net income margins in the 9- to 10-percent range.

•	In South America, the company’s core operations continue to improve as a result of recent product launches, and material and logistics optimization.

•	GM continues to address challenges in its International Operations outside of China, including brand strategy, cost structure and sourcing to return to consistent profitability.

GM intends to return excess cash flow to stockholders primarily through strong and growing dividends based on sustained improvements in the company’s underlying financial performance.
General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
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CONTACTS:

Media: Tom Henderson GM Finance Communications 313-410-2704 tom.e.henderson@gm.com	Investors: Randy Arickx GM Investor Relations 313-667-0006 randy.c.arickx@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “plans,” “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “projected,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s International Operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our recent recalls; our ability to remain competitive in Korea and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.